Exhibit 16.1

December 16, 2014
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:
We have read Item 4.01 of Form 8-K dated December 16, 2014, of Astec Industries, Inc. and are in agreement with the statements contained in the second, third, and fourth paragraphs on page 2. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP